Press Release For immediate release
Invesco Ltd. Announces September 30, 2016
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, October 11, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $820.2 billion. Net long-term inflows and favorable market returns were more than offset by lower money market AUM and outflows in the PowerShares QQQs for a modest decrease in AUM of 0.1% month over month.  FX decreased AUM by $0.3 billion. Preliminary average total AUM for the quarter through September 30th were $814.1 billion, and preliminary average active AUM for the quarter through September 30th were $673.1 billion.
Additionally on September 20th, Invesco extended its hedge of 75% of the GBP-based operating income for each quarter through December 31, 2017. On the same day, the Company purchased a series of contracts to hedge 75% of the EUR-based operating income for each quarter from the fourth quarter of 2016 through the fourth quarter of 2017.  These hedges are in the form of purchased put option contracts set at a strike level of $1.2496 (GBP) and 1.0719 (EUR) based on the average daily foreign exchange rate for the applicable time period.  The gains derived from these hedges would help offset the impact on earnings per share resulting from a decline in the GBP or EUR exchange rates.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2016(a)	$820.2	$365.3	$207.0	$48.9	$77.2(b)	$121.8
August 31, 2016	$821.0	$367.0	$205.0	$48.7	$80.2	$120.1
July 31, 2016	$811.8	$366.6	$202.7	$48.3	$75.0	$119.2
June 30, 2016	$779.6	$348.8	$196.3	$47.4	$71.1	$116.0
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2016(a)	$676.9	$273.7	$164.6	$48.9	$77.1(b)	$112.6
August 31, 2016	$677.9	$274.6	$163.7	$48.7	$80.1	$110.8
July 31, 2016	$670.6	$274.8	$162.9	$48.3	$74.9	$109.7
June 30, 2016	$646.1	$263.9	$157.4	$47.4	$70.9	$106.5
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2016(a)	$143.3	$91.6	$42.4	$—	$0.1(b)	$9.2
August 31, 2016	$143.1	$92.4	$41.3	$—	$0.1	$9.3
July 31, 2016	$141.2	$91.8	$39.8	$—	$0.1	$9.5
June 30, 2016	$133.5	$84.9	$38.9	$—	$0.2	$9.5

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $69.2 billion in institutional money market AUM and $8.0 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

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